EXHIBIT 99.1


                           Double Eagle Petroleum Co.
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     P. O. Box 766 * Casper, WY 82602 * 1-307-237-9330 * Fax: 1-307-266-1823

From the desk of Steve Hollis, President

FOR RELEASE AT 4:30 PM, EST
Date: July 26, 2004

Double Eagle Petroleum Provides Project Update

Casper, Wyoming-Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that the Company will be making the following company presentations: (1) talking to investors with the Diligence Group on the evening of July 26, (2) speaking with investors and industry participants at a breakfast meeting on August 4 at the Enercom Oil & Gas Conference in Denver, (3) speaking to investors and industry participants at a presentation at the same conference on August 5, and (4) meeting with investors and industry participants at a breakfast meeting on August 11 at the Colorado Oil and Gas Association Conference in Denver. The following updated data will be presented concerning the Pinedale and Cow Creek Projects at these meetings.

Pinedale Anticline: Questar Corp. has received approval from the Wyoming Oil and Gas Conservation Commission to drill its Pinedale Anticline acreage on twenty acre spacing. Questar previously was drilling this acreage on forty acre spacing. This affects Double Eagle's interest in the Mesa Unit. Double Eagle Petroleum Co. owns a small overriding royalty interest in the Mesa "A" Participating Area, where there could be as many as 30 wells on twenty acre spacing. In the Mesa "B" Participating Area, where the Company has working interests ranging from 8% to 12.5%, we could be involved in 40 wells. In the Mesa "C" Participating Area, where the Company owns an after-payout 10% carried working interest, we could be involved in 50 wells. The eight wells currently producing in the Mesa "C" Participating Area reached payout in March 2004 when they were producing an aggregate of over 25 million cubic feet per day. Questar's accounting shows Double Eagle due approximately $150,000 for the post-payout portion (approximately 77 percent) of March. Double Eagle believes its account should have been in a post-payout paying status for at least April and May. If new drilling is done and money spent, then Double Eagle will revert back to a non-paying status until those expenditures are repaid from production proceeds.

Cow Creek: Double Eagle is working to expand the Cow Creek Unit to cover 19,610 acres. The Company could thereby drill and operate as many as 245 coal bed methane wells in this unit, if they are drilled on each eighty acres in the unit. This would be 112.5 net wells, or an average 45.9 percent working interest, to Double Eagle. The current fourteen Cow Creek coal bed methane wells are producing an average of over 400,000 cubic feet of gas per well per day, with Double Eagle having an average net revenue interest of 80 percent in this production.

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Founded in 1972, Double Eagle Petroleum Co. explores for, develops and sells crude oil and natural gas. The Company's current areas of exploration and development include the Southwestern Wyoming Powder River Basin and the Wind River Basin in Wyoming.

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This release may contain forward-looking statements regarding Double Eagle
Petroleum Co.'s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


Company Contact:
Steve Hollis, President
(307) 237-9330